UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

TUCOWS INC.
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(Name of Issuer)

Common Stock
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(Title of Class of Securities)

898697206
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(CUSIP Number)

March 01, 2022
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [_]  Rule 13d-1(b)

 [x]  Rule 13d-1(c)

 [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 898697206
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(1) Name of Reporting Person:   Blacksheep Fund Management Limited
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(2) Check the appropriate box if a member of a Group (see instructions)
(a)  [  ]
(b)  [  ]
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(3) SEC Use Only
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(4) Citizenship or Place of Organization:  Ireland
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Number of Shares Beneficially Owned by Each Reporting Person With:

(5) Sole Voting Power:   0
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(6) Shared Voting Power:   1,144,853
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(7) Sole Dispositive Power:   0
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(8) Shared Dispositive Power:   1,144,853
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person:  1,144,853
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(10) Check box if the aggregate amount in row (9) excludes certain shares (See Instructions):
[  ]
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(11) Percent of class represented by amount in row (9): 10.6%
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(12) Type of Reporting Person (See Instructions):  FI
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CUSIP No. 898697206
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 (1) Name of Reporting Person:  Blacksheep Master Fund Ltd.
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(2) Check the appropriate box if a member of a Group (see instructions)
(a)  [  ]
(b)  [  ]
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(3) SEC Use Only
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(4) Citizenship or Place of Organization:   Cayman Islands
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Number of Shares Beneficially Owned by Each Reporting Person With:

(5) Sole Voting Power: 0
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(6) Shared Voting Power:   1,144,853
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(7) Sole Dispositive Power:  0
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(8) Shared Dispositive Power:  1,144,853
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person:  1,144,853
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(10) Check box if the aggregate amount in row (9) excludes certain shares (See Instructions):
[  ]
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(11) Percent of class represented by amount in row (9)  10.6%
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(12) Type of Reporting Person (See Instructions):  FI
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CUSIP No. 898697206
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 (1) Name of Reporting Person:  Herdwick Capital Ltd.
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(2) Check the appropriate box if a member of a Group (see instructions)
(a)  [  ]
(b)  [  ]
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(3) SEC Use Only
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(4) Citizenship or Place of Organization:   Ireland
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Number of Shares Beneficially Owned by Each Reporting Person With:

(5) Sole Voting Power: 0
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(6) Shared Voting Power:   1,144,853
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(7) Sole Dispositive Power:  0
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(8) Shared Dispositive Power:  1,144,853
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person:  1,144,853
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(10) Check box if the aggregate amount in row (9) excludes certain shares (See Instructions):
[  ]
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(11) Percent of class represented by amount in row (9)  10.6%
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(12) Type of Reporting Person (See Instructions):  HC, FI
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CUSIP No. 898697206
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 (1) Name of Reporting Person:  Alexis Fortune
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(2) Check the appropriate box if a member of a Group (see instructions)
(a)  [  ]
(b)  [  ]
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(3) SEC Use Only
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(4) Citizenship or Place of Organization:   Ireland
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Number of Shares Beneficially Owned by Each Reporting Person With:

(5) Sole Voting Power: 0
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(6) Shared Voting Power:   1,144,853
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(7) Sole Dispositive Power:  0
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(8) Shared Dispositive Power:  1,144,853
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person:  1,144,853
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(10) Check box if the aggregate amount in row (9) excludes certain shares (See Instructions):
[  ]
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(11) Percent of class represented by amount in row (9)  10.6%
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(12) Type of Reporting Person (See Instructions):  HC, IN
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SCHEDULE 13G

Item 1(a) Name of Issuer:

Tucows Inc.
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Item 1(b) Address of Issuer's Principal Executive Offices:

96 Mowat Avenue, Toronto, Ontario M6K 3M1, Canada
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Item 2(a)  Name of Persons Filing:

This schedule ("Schedule") is being filed by Blacksheep Fund Management Limited., a company incorporated in Ireland, as investment manager of Blacksheep Master Fund Ltd., a Cayman Islands exempted company.  Blacksheep Master Fund Ltd. directly owns the common shares being reported in this Schedule. Herdwick Capital Ltd., an Irish private company limited by shares, as parent company of Blacksheep Fund Management Limited, and Alexis Fortune, as controlling person of Herdwick Capital Ltd., may be deemed to share voting and dispositive power with respect to such shares.  Each filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by such filer.
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Item 2(b) Address of Principal Business Office or, if None, Residence:

Blacksheep Fund Management Limited, Herdwick Capital Ltd. and Alexis Fortune -
Rock House, Main Street, Blackrock, Co Dublin, Ireland A94 YY39

Blacksheep Master Fund Ltd. - c/o Mourant Governance Services, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108.

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Item 2(c) Citizenship:

Blacksheep Fund Management Limited - Ireland
Blacksheep Master Fund Ltd. - Cayman Islands
Herdwick Capital Ltd. - Ireland
Alexis Fortune - Ireland
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Item 2(d) Title of Class of Securities:  Common Stock
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Item 2(e) CUSIP No.: 898697206
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Item 3  If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) [_] Broker or dealer registered under Section 15 of the Act;
(b) [_] Bank as defined in Section 3(a)(6) of the Act;
(c) [_] Insurance company as defined in Section 3(a)(19) of the Act;
(d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940;
(e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j) [_] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
(k) [_] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:
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Item 4  Ownership

Item 4(a) Amount Beneficially Owned:

Blacksheep Fund Management Limited - 1,144,853
Blacksheep Master Fund Ltd. - 1,144,853
Herdwick Capital Ltd. - 1,144,853
Alexis Fortune - 1,144,853

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Item 4(b) Percent of Class:

Blacksheep Fund Management Limited -10.6%
Blacksheep Master Fund Ltd. - 10.6%
Herdwick Capital Ltd. - 10.6%
Alexis Fortune - 10.6%
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Item 4(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

Blacksheep Fund Management Limited - 0
Blacksheep Master Fund Ltd. - 0
Herdwick Capital Ltd. - 0
Alexis Fortune - 0

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(ii) Shared power to vote or to direct the vote:

Blacksheep Fund Management Limited - 1,144,853
Blacksheep Master Fund Ltd. - 1,144,853
Herdwick Capital Ltd. - 1,144,853
Alexis Fortune - 1,144,853
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(iii) Sole power to dispose or to direct the disposition of:

Blacksheep Fund Management Limited - 0
Blacksheep Master Fund Ltd. - 0
Herdwick Capital Ltd. - 0
Alexis Fortune - 0
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(iv) Shared power to dispose or to direct the disposition of:

Blacksheep Fund Management Limited - 1,144,853
Blacksheep Master Fund Ltd. - 1,144,853
Herdwick Capital Ltd. - 1,144,853
Alexis Fortune - 1,144,853
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Item 5  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].
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Item 6  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.
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Item 7  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.
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Item 8  Identification and Classification of Members of the Group.

Not applicable.
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Item 9  Notice of Dissolution of Group.

Not applicable.
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Item 10 Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 3, 2022

Blacksheep Fund Management Limited

By:  /s/ Krupesh Patel
Name: Krupesh Patel
Title: Chief Executive Officer

Blacksheep Master Fund Ltd.

By:  /s/ Krupesh Patel
Name: Krupesh Patel
Title: Chief Executive Officer, Blacksheep Fund Management Ltd., as Investment Manager to Blacksheep Master Fund Ltd.

Herdwick Capital Ltd.

By:  /s/ Alexis Fortune
Name: Alexis Fortune
Title: Director

By:  /s/ Alexis Fortune
Alexis Fortune

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, no par value per share, of Tucows Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned hereby execute this Agreement.

Dated:  March 3, 2022

Blacksheep Fund Management Limited

By:  /s/ Krupesh Patel
Name: Krupesh Patel
Title: Chief Executive Officer

Blacksheep Master Fund Ltd.

By:  /s/ Krupesh Patel
Name: Krupesh Patel
Title: Chief Executive Officer, Blacksheep Fund Management Ltd., as Investment Manager to Blacksheep Master Fund Ltd.

Herdwick Capital Ltd.*

By:  /s/ Alexis Fortune
Name: Alexis Fortune
Title: Director

By:  /s/ Alexis Fortune
Alexis Fortune*

* This Reporting Person disclaims beneficial ownership in the Common Stock reported herein, except to the extent of his/its pecuniary interest therein.